Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-128637 on Form S-1 of our report dated September 27, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the new bases of accounting beginning March 8, 2003 and February 12, 2005) relating to the financial statements of DynCorp International Inc. and subsidiaries, appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of DynCorp International, Inc., listed in Item 16. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

April 27, 2006